Exhibit 10.23

CONSULTANT AGREEMENT
This Agreement (the “Agreement”) is made as of December 22, 2025 (the “Effective Date”), by and between Greenbacker Renewable Energy Company, LLC (“GREC LLC”), Greenbacker Administration, LLC, and Greenbacker Capital Management, LLC (together, the “Client”) and David Sher (the “Consultant”) (Client and Consultant shall be referred to, collectively, as the “Parties”).
WHEREAS, Consultant has been Chief Executive Officer of Greenbacker Capital Management, LLC since 2022; and
WHEREAS, Consultant’s employment will end and he will step down from that role, effective December 31, 2025; and
WHEREAS, following the separation of Consultant’s employment, Client desires to engage Consultant to provide services as described in Exhibit 1, attached hereto (the “Services”), and the Consultant desires to provide such Services to Client in accordance with the provisions set forth herein; and
WHEREAS, the Parties desire to execute this Agreement setting forth the terms of such engagement, and the Consultant is willing and agrees to accept such engagement upon such terms and conditions as contained herein; and
NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the Client and the Consultant agree as follows.
1.Nature of Relationship. It is understood and agreed that the Consultant is an independent contractor in the performance of any and all Services under this Agreement, and that nothing in this Agreement shall in any way be construed to give rise to an employment relationship between the Client and the Consultant. Accordingly, except as expressly stated otherwise in this Agreement, the Client shall neither have nor exercise any specific control or direction over the methods by which Consultant shall perform the Services required by this Agreement. Consultant is expected to provide Services in an independent and autonomous manner and to exercise full control over the work performed under this Agreement as well as the means by which the work is performed, except as necessary to ensure Consultant delivers the contracted for services. Consultant shall have the right to determine the time, place, manner, and method of the performance of Consultant’s Services under this Agreement but agrees to meet the deadlines and deliverables set forth by the Client.
Consultant shall have no claim under this Agreement or otherwise against the Client for any vacation pay, paid sick leave, retirement benefits, social security, workers’ compensation, health, disability, professional malpractice or unemployment insurance benefits, or any other employee benefits of any kind.
2.    Consultant’s Duties and Title. Client engages Consultant to provide, in good faith and with reasonable diligence and attention, services to Client as described in Exhibit 1. The duties set forth in Exhibit 1, shall hereafter be referred to as the “Services.” Consultant shall be responsible for using his discretion, skill, experience and knowledge to accomplish these tasks in a timely fashion, to the best of Consultant’s ability, and to the reasonable satisfaction of the Client. Consultant shall perform the Services hereunder in accordance with the rules and policies of the Client and all applicable laws and regulations. During this consulting relationship, Consultant’s title shall be “Co-Founder and Director.”, to the extent Consultant remains a member of the Board of Directors of GREC LLC. In the event Consultant is no longer a member of the Board of Directors of GREC LLC, his title will be “Co-Founder.”

3.    Term, Termination.

Exhibit 10.23
(a)    Term. The term of this Agreement will commence on the Effective Date and shall continue until July 1, 2027, unless otherwise (i) terminated as provided for under the Agreement, or (ii) extended upon the mutual written agreement of the Parties.
(b)    Termination. This Agreement will immediately and automatically terminate if: (i) the consultant engages in fraud or dishonesty with respect to the Client; (ii) the Consultant is convicted of a felony or any crime involving moral turpitude; (iii) the Consultant engages in any action that is harmful or potentially harmful to the business interests or reputation of the Client, as reasonably determined by the Client; (iv) the Consultant commits a material breach of this Agreement, or (v) fails to comply with his obligations as an “Access Person” (as such term is defined in the Investment Advisers Act of 1940) under Greenbacker Capital Management LLC’s compliance program in effect from time to time. Either Party may terminate this Agreement for any reason at any time by giving sixty (60) days written notice of such termination.
(c)    Effect of Termination. Upon termination of this Agreement, the Client shall have no further obligation or liability to the Consultant other than the payment of compensation due through the date of termination, which Client agrees to pay within thirty (30) calendar days of the date of termination.
4.    Compensation for Services. As consideration for the satisfactory performance of Services contemplated under this Agreement, the Client shall pay the Consultant for Services performed under this Agreement as set forth in separate engagement letters to be signed by both Parties, and which shall provide as follows:
a.    Client shall pay Consultant the equivalent of 5% of all net revenues Client receives from Counterpointe/ Mass. Mutual JV. Client shall pay Consultant this amount on a monthly basis, subject to the creation of the JV and certain conditions and timeframes set forth in the engagement letters described herein.
b.    Client shall pay Consultant the equivalent of 5% of annual net revenues Client receives from approved data center development opportunities originated by Consultant, subject to the creation of the opportunity and certain conditions and timeframes set forth in the engagement letters described herein.
c.    The parties agree that under no circumstances will the compensation paid under this Section 4 exceed $2,000,000.
The general structure set forth in Section 4.a. and b. is intended to serve only as a summary of the terms of Consultant’s compensation. The terms of the engagement letters described herein shall control the terms and conditions of Consultant’s compensation under this Agreement. The provisions in Sections 4.a. and b. shall not supersede any written terms set forth in the engagement
5.    Expenses. Client will reimburse Consultant for any reasonable expenses incurred in performing the Services hereunder, provided that Consultant provides sufficient documentation within thirty (30) days of incurring such expense. Client shall have discretion to determine what expenses are reasonable and incurred in performing the Services.
6.    Benefits. Because Consultant is not an employee of the Client, Consultant shall not be entitled to any benefits afforded to employees of Client, including, without limitation, paid time off, vacation, leave, insurance benefits, participation in retirement plan, or long-term/short-term disability benefits. Except as provided herein, the Consultant will not be entitled to any other compensation, benefits or expense reimbursement, regardless of how the Services are characterized by any other person (including any governmental agency).

Exhibit 10.23
7.    No Withholding of Taxes, etc. The Consultant understands and agrees that, as an independent contractor, the Consultant’s compensation under this Agreement is not subject to withholding for federal, state, or social security taxes. The Consultant acknowledges that the Consultant has been encouraged to seek the advice of the Consultant’s own tax advisor and that the Client makes no warranties or representations regarding tax treatment of the compensation under this Agreement. The Consultant acknowledges that the Consultant is responsible and liable for all such taxes and any insurance required by law arising out of compensation under this Agreement. Should the characterization of the compensation under this Agreement be found to be improper or unwarranted by the Internal Revenue Service or other taxing authority with the result that the Client becomes obligated to pay taxes, additional taxes, penalties, or interest which should have been deducted from the gross amount of such compensation, or if the Internal Revenue Service or other taxing authority otherwise finds the compensation to be taxable or subject to tax, the Consultant agrees to fully indemnify the Client for all such taxes, penalties, or interest. The Consultant further agrees that the Consultant will not assert, file, or make any claims against the Client for all or any portion of such taxes, penalties, or interest that the Consultant may be compelled to pay and the costs, including attorneys’ fees, that the Consultant may have to pay in connection with any disputes between the Consultant and the Internal Revenue Service or other taxing authority.
8.    Insurance. No workers’ compensation insurance shall be obtained by the Client concerning the Consultant. The Consultant agrees to maintain and keep in force any insurance required by applicable law, including but not limited to workers’ compensation insurance, medical insurance, professional liability insurance and state disability insurance, for the Consultant, and to submit proof upon request to the Client.
9.    Assignment of Rights to Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean inventions, discoveries, developments, and other materials, methods, processes, compositions, graphics, innovations, track records, programs, drawings, analyses, works, concepts, improvements, designs and ideas, (whether or not patentable or copyrightable or constituting trademarks, trade secrets or information) conceived, made, created, developed or reduced to practice by the Consultant (whether alone or with others and whether or not during normal business hours or on or off the premises of the Client) during the Consultant’s engagement that (a) relate in any way to the business, products, or services of the Client or to any prospective activity or business opportunity of the Client or its affiliates, subsidiaries or parents, or (b) are conceived, made, created, developed or reduced to practice for use by the Client or using intellectual property of the Client or its affiliates, subsidiaries or parents.
The Consultant understands and agrees that all copyrightable works that the Consultant creates in connection with the Services while engaged by the Client hereunder shall be considered “work made for hire,” as defined by applicable copyright laws, and the Client or its affiliates, subsidiaries or Parents shall own all rights therein.
To the extent that any such copyrightable work is not a “work made for hire,” the Consultant hereby irrevocably assigns and agrees to irrevocably assign to the Client or its affiliates, subsidiaries or parents, the Consultant’s full right, title, and interest in and to all Intellectual Property. The Consultant agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Client or its affiliates, subsidiaries or parents to assign the Intellectual Property to the Client or its affiliates, subsidiaries or parents or to permit the Client or its affiliates, subsidiaries or parents to confirm and perfect the transfer of ownership rights in and enforce any patents, copyrights, or other proprietary rights to the Intellectual Property, in each case including after the termination of this Agreement. Any expenses incurred in connection with this paragraph shall be the sole responsibility of the Client, provided that the Consultant agrees not to charge the Client for time the Consultant spends in complying with these obligations. The Consultant hereby authorizes the Client, in the event it is unable to secure the Consultant’s assistance, to act on the Consultant’s behalf (as the Consultant’s agent and attorney-in-fact) in securing all rights related to the Intellectual Property.
Consultant shall promptly disclose such Intellectual Property and copyrightable work to the Client and perform all actions reasonably requested by the Client (whether during or after the term of this Agreement) to

Exhibit 10.23
establish and confirm the Client’s or its affiliates’, subsidiaries’ or parents’ ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 10 the contrary, the Client’s or its affiliates’, subsidiaries’ or parents’ ownership of Intellectual Property does not apply to
(a) any inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that were developed or already in the possession of Consultant prior to the date of the First Agreement and (b) any invention that Consultant develops entirely on his own time without using the equipment, supplies or facilities of the Client or its affiliates, subsidiaries or parents, or any Proprietary Information (as defined below), except that the Client’s or its affiliates’, subsidiaries’ or parents’ ownership of Intellectual Property does include those inventions that: (i) relate to the business of the Client or its affiliates, subsidiaries or parents to the actual or demonstrably anticipated research or development relating to the Client’s or its affiliates, subsidiaries or parents business; or (ii) result from any work that Consultant performs for the Client or its affiliates, subsidiaries or parents.
10.    Absence of Conflicting Agreements. The Consultant represents and warrants that it is not a party to any agreement or arrangement, whether oral or written, that conflict with the terms of this Agreement or would prevent the Consultant from carrying out its obligations to the Client under this Agreement, and that the Consultant will not enter into any conflicting agreements in the future. The Consultant agrees that the Consultant will obtain the Client’s prior written consent before entering into any agreement or other terms that may be legally binding on and restrict the intellectual property rights of the Client, such as an open-source license, regardless of whether entering into such agreement or other terms is within or outside the scope of the Consultant’s engagement by the Client.
11.    Confidentiality.
a.Confidentiality Obligations. Consultant acknowledges that any Proprietary Information (as defined below) disclosed or made available to consultant or obtained, observed, or known by Consultant as a direct or indirect consequence of his performance of services for the Client or any of its affiliates, subsidiaries or parents (whether or not compensated for such services). Therefore, Consultant agrees that, other than in the course of performance of his duties to the Client, he will not at any time disclose or permit to be disclosed to any person or entity or, directly or indirectly, utilize for his own account or permit to be utilized by any person or entity any Proprietary Information (as defined below) or records pertaining to the Client, its affiliates, subsidiaries or parents and their respective business without the Client's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information below) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Consultant's acts or omissions to act. Consultant further agrees that any property situated on the Client's or its affiliates’, subsidiaries’ or parents’ premises and owned by the Client or its affiliates, subsidiaries or parents, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Client or its affiliates, subsidiaries or parents and their personnel at any time with or without notice. For purposes of this Agreement, "Proprietary Information" shall mean any and all data and information concerning the business affairs of the Client or any of its affiliates, subsidiaries or parents and not generally known in the industry in which the Client or any of its affiliates, subsidiaries or parents is or may become engaged, and any other information concerning any matters affecting or relating to the Client's or the its affiliates’, subsidiaries’ or parents’ businesses, but in any event Proprietary Information shall include, any of the Client's and its affiliates’, subsidiaries’ or parents’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Client's or its affiliates’, subsidiaries’ or parents’ businesses or industries, customers, customer lists, clients, client lists, track records, the prices the Client and its affiliates, subsidiaries or parents obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Client and its affiliates, subsidiaries or parents, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing

Exhibit 10.23
matters will be deemed confidential, material or important. Proprietary Information does not include any information that Consultant has obtained from a person other than an employee of the Client or its affiliates, subsidiaries or parents, which was disclosed to him without a breach of a duty of confidentiality. Nothing in this Section 12 shall be construed to prevent Consultant from using his general knowledge and experience in future employment so long as Consultant complies with this Section 12 and the other restrictions contained in this Agreement.
b.Third Party Information. Consultant understands that the Client will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the Client and its affiliates, subsidiaries or parents to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, and without in any way limiting the provisions of Section 12(a) above, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Client and its affiliates, subsidiaries or parents who need to know such information in connection with their work for the Client and its affiliates, subsidiaries or parents) or use, except in connection with his work for the Client, Third Party Information unless expressly authorized by the Board of Directors in writing.
c.Compelled Disclosure. If Consultant is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third-Party Information to any person or entity, Consultant will promptly provide the Client with written notice of the applicable law, regulation, or process so that the Client (at its expense) may seek a protective order or other appropriate remedy. Consultant will cooperate fully with the Client and the Client's representatives in any attempt by the Client to obtain any such protective order or other remedy. If the Client elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Consultant disclose Proprietary Information or Third-Party Information then Consultant may disclose such Proprietary Information or Third-Party Information to the extent legally required. Nothing in this Agreement is intended to limit Consultant's right to make disclosures to, or participate in communications with, government agencies regarding possible violations of law, without prior notice to the Client.
d.DTSA Disclaimer. Consultant is advised that, pursuant to Section 7(b) of the Defend Trade Secrets Act of 2016, he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (i) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
12.    Non-Solicitation. For the one year period immediately following the termination of this Agreement for any reason or without reason, Consultant shall not, directly or indirectly, on behalf of Consultant or any other person or entity (other than the Client) (a) solicit or induce any person who was an employee, independent contractor or key vendor of the Client or any of its affiliates, subsidiaries or parents during the term of this Agreement or within the three (3) month period prior to the termination of this Agreement (“Covered Employee”) to leave their employment or engagement with the Client or its affiliates, subsidiaries or parents, (b) hire or employ any Covered Employee of the Client or its affiliates, subsidiaries or parents, (c) solicit, encourage or induce, or attempt to solicit, encourage or induce any customers, investors, distributors, suppliers, content providers, distribution partners, consultants, or independent contractors of the Client or its affiliates, subsidiaries or parents, and with whom Contractor had material contact with during his engagement with Client, to cease doing business with or substantially change their relationship with the Client or its affiliates, subsidiaries or parents.
13.    Access to and Return of Client Property. Consultant acknowledges that, as part of his engagement with Client, he will have access to Client’s physical premises and electronic systems, and shall be provided with certain electronic devices. Promptly following the termination of this Agreement for any reason, or at any time upon request of the Client, Consultant agrees to deliver to the Client all Client-property, including, without limitation, Client-owned electronic devices, physical property, access cards, passwords/passcodes, as well as any information, data and records pertaining to the

Exhibit 10.23
Client and its respective business (in whatever medium), and all copies thereof, which he may then possess or have under his control. Consultant agrees to deliver such property within three (3) business days upon request of the Client.
14.    Miscellaneous.
a.Entire Agreement. This Agreement sets forth the entire agreement between the Client and the Consultant and supersedes all prior agreements and understandings, written or oral, with respect to the Consultant’s engagement to provide the Services to the Client and all related matters.
b.Amendment. This Agreement may be modified or amended only by a writing executed by the Consultant and the Client.
c.Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of the Agreement.
d.Severability. The parties agree that, should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. The Parties further agree it is their intention that the obligations in this Agreement be enforced in accordance with their terms to the maximum extent possible under applicable law. The Parties further agree that, in the event any court of competent jurisdiction shall find that any of the foregoing provisions is invalid or unenforceable, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of Client and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
e.Governing Law. This is a New York contract and shall be construed and enforced and governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof. The Parties agree that New York is the appropriate forum for any dispute related to this Agreement and that any controversy arising under this Agreement or the Consultant’s performance of the Services hereunder shall be brought only in a state or federal court in New York.
f.    Execution. This Agreement and any amendments thereto shall be executed in duplicate copies (i) on behalf of the Consultant personally and (ii) on behalf of the Client. Each duplicate shall be deemed an original, but both duplicate originals shall together constitute one and the same instrument.
g.    Assignment, Delegation and Subcontracting. The Client specifically contracts with Consultant to provide the Services to the Client, and Consultant may not assign, delegate, or subcontract the performance of the Services under this Agreement without express prior written consent of the Client. This Agreement and the rights and obligations of the Client may be assigned by the Client to any affiliate, subsidiary or parent of Client, or to any successor to Client, and shall inure to the benefit of, and shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement.
h.    Notices. Any notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed as follows, or at such other address as they shall designate:

Exhibit 10.23
If to the Client, to:
Greenbacker Administration LLC
230 Park Ave
New York, NY 10169
If to the Consultant, to:
David Sher
[REDACTED]
i.Construction. The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the Parties.
j.    Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above. It is so agreed:

Exhibit 10.23

GREENBACKER ADMINISTRATION LLC, GREENBACKER CAPITAL MANAGEMENT, LLC and GREENBACKER RENEWABLE ENERGY COMPANY, LLC		DAVID SHER

By:	/s/ Daniel de Boer	By:	/s/ David Sher

Its:	Authorized Officer	Name:	David Sher

Date:	12/22/2025	Date:	12/22/2025

Exhibit 10.23

EXHIBIT 1

Management Consulting services for the Consultant are as follows:
•Fundraising for the Counterpointe/ Mass Mutual JV with Greenbacker
•Origination by Consultant of investment opportunities in the data center space

Deliverables:
•Counterpointe Deliverables
oWritten status update on a monthly basis
oMonthly net revenue calculations to be provided to Greenbacker Capital
oTo the extent Consultant is involved in investment committee meetings, summary of such investment committee meetings
oAnnual summary of opportunity status and forward plans for 2027
•Investment opportunities siting data centers at Greenbacker renewable energy sites
oWritten status update on a monthly basis
oLand lease agreements, Powered shell contracts, PPAs, other (all to be negotiated with input from the Greenbacker deal team.)
oAnnual summary of opportunity status and forward plans for 2027